Exhibit 99.1

The Estée Lauder Companies Inc. Provides Information on Cybersecurity Incident

NEW YORK (BUSINESS WIRE) — July 18, 2023 — The Estée Lauder Companies Inc. (NYSE: EL) has identified a cybersecurity incident, which involves an unauthorized third party that has gained access to some of the Company’s systems.  After becoming aware of the incident, the Company proactively took down some of its systems and promptly began an investigation with the assistance of leading third-party cybersecurity experts.  The Company is also coordinating with law enforcement.  Based on the current status of the investigation, the Company believes the unauthorized party obtained some data from its systems, and the Company is working to understand the nature and scope of that data.

The Company is implementing measures to secure its business operations and will continue taking additional steps as appropriate.  During this ongoing incident, the Company is focused on remediation, including efforts to restore impacted systems and services. The incident has caused, and is expected to continue to cause, disruption to parts of the Company’s business operations.

During this period, we thank our employees for their resiliency.  Together, we remain focused on our business, consumers and other stakeholders.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the cybersecurity incident and our related responsive actions.  The forward-looking statements contained in this press release are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including:  additional information regarding the extent of the cybersecurity incident that we may uncover during our ongoing investigation; our ability to assess and remedy the incident; and the length and scope of disruptions to the Company’s business operations caused by the incident.  Additional risks and uncertainties that may cause actual results to differ materially include the risks and uncertainties listed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Form 10-K filed with the SEC on August 24, 2022.  The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

About The Estée Lauder Companies Inc.
The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers, and sellers of quality skin care, makeup, fragrance, and hair care products, and is a steward of outstanding luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M•A•C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

For inquiries, please visit www.elcompanies.com/en/news-and-media/contact-us.

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